Exhibit (d)(2)

TENDER AGREEMENT

This Tender Agreement (this “Agreement”), is effective October 21, 2016, by and among Ziff Davis, LLC, a Delaware limited liability company (“Parent”), Project Echo Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), and [                    ] (the “Stockholder”).

WHEREAS, Parent, Purchaser and Everyday Health, Inc., a Delaware corporation (the “Company”) are entering into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time in accordance with its terms, the “Merger Agreement”), providing for, among other things, Purchaser to commence a cash tender offer (the “Offer”) to acquire all of the outstanding shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) followed by the subsequent merger of Purchaser with and into the Company, with the Company continuing as the surviving corporation and as a wholly owned subsidiary of Parent (the “Merger”), upon the terms and subject to the conditions set forth therein (capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Merger Agreement);

WHEREAS, as of the date hereof, the Stockholder is the direct and beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the number of issued shares of Common Stock set forth on Schedule A hereto (such shares of Common Stock, together with any other shares of Common Stock as to which the Stockholder acquires beneficial ownership after the date hereof and prior to the earlier of the Offer Acceptance Time and the termination of all of the Stockholder’s obligations under this Agreement, including any shares of Common Stock acquired by means of purchase, dividend or distribution, or issued upon the exercise of any warrants or options, or the conversion of any convertible securities or otherwise, being collectively referred to herein as the “Owned Shares”); and

WHEREAS, as a condition to the willingness of Parent and Purchaser (the “Purchaser Parties”) to enter into and perform their obligations under the Merger Agreement, the Purchaser Parties require that the Stockholder agrees, and the Stockholder has agreed, while this Agreement is in effect, to tender in the Offer (and not withdraw) all of the Owned Shares;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration given to each party hereto, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Agreement to Tender.

(a) The Stockholder hereby agrees, while this Agreement is in effect, that Stockholder shall tender into the Offer, pursuant to and in accordance with the terms of the Offer and Rule 14d-2 under the Exchange Act, all of the Owned Shares, free and clear of all Encumbrances, except for any applicable restrictions on transfer under the Securities Act and the rules and regulations promulgated thereunder or as created by this Agreement that would not in any event prevent Stockholder from tendering Stockholder’s Owned Shares in accordance with this Agreement or otherwise complying with Stockholder’s obligations under this Agreement. If the Stockholder acquires beneficial ownership of any additional Owned Shares after the date hereof, the Stockholder shall promptly tender, or cause to be tendered, such additional acquired Owned Shares into the Offer, pursuant to and in accordance with the terms of the Offer and Rule 14d-2 under the Exchange Act. Notwithstanding anything in this Agreement to the contrary, nothing herein shall require Stockholder to exercise any Company Option or other equity award or require Stockholder to purchase any shares of Common Stock, and nothing herein shall prohibit Stockholder from exercising any Company Option held by such Stockholder as of the date of this Agreement.

(b) Without limiting the generality of the foregoing Section 1(a), as promptly as practicable after receipt by such Stockholder of all documents or instruments required to be delivered pursuant to the terms of the Offer, the Stockholder shall (i) deliver to the Paying Agent (A) a letter of transmittal with respect to such Owned Shares complying with the terms of the Offer, (B) a certificate or certificates representing such Owned Shares or an “agent’s message” (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a Book-Entry Share or any uncertificated Owned Shares, and (C) all other documents or instruments required to be delivered pursuant to the terms of the Offer, or (ii) instruct and otherwise cause such Stockholder’s broker or such other Person that is the holder of record of any Owned Shares beneficially owned by Stockholder to tender such Owned Shares pursuant to and in accordance with this Section 1(b) and the terms of the Offer.

(c) Once the Owned Shares are tendered into the Offer, Stockholder and its Affiliates shall not withdraw any of such Owned Shares from the Offer, unless and until (1) the Offer is terminated in accordance with the terms of the Merger Agreement, (2) the Offer expires without Purchaser having accepted for payment shares of Common Stock tendered in the Offeror (3) this Agreement terminates in accordance with its terms.

2. Representations and Warranties of Stockholder. The Stockholder hereby represents and warrants to the other parties hereto as of the date hereof as follows:

(a) Power; Due Authorization; Binding Agreement. The Stockholder has full legal capacity, power and authority to execute and deliver this Agreement, to perform the Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms, except to the extent that enforceability may be subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors rights generally and to rules of law governing specific performance, injunctive relief and other equitable remedies.

(b) Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by the Stockholder nor compliance by the Stockholder with any provisions herein will (i) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Body, except as may be required to be in compliance with the applicable requirements of the Securities Act, the Exchange Act or any other state or federal securities laws and the rules and regulations promulgated thereunder, (ii) violate, conflict with, or result in a breach of any provision of, or require any consent, waiver or approval or result in a default or other change of any right or obligation or loss of a benefit (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any note, license, agreement, contract, indenture or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or any of its assets may be bound, (iii) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any Encumbrances on any asset of the Stockholder (other than Permitted Encumbrances) or (iv) violate any Legal Requirement applicable to the Stockholder or by which any of its assets are bound, except in each case as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the Stockholder’s ability to timely perform the Stockholder’s obligations under this Agreement.

(c) Ownership of Shares. The Stockholder is the direct and beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the shares of Common Stock reflected on Schedule A and, as of the date hereof, such Owned Shares are free and clear of any Encumbrances and any other limitation or restriction (including any restriction on the right to vote or otherwise transfer such Owned Shares), except as provided hereunder or pursuant to any applicable restrictions on transfer under the Securities Act of 1933, as amended. As of the date hereof, the Stockholder does not own directly any shares of Common Stock other than the Owned Shares set forth opposite the Stockholder’s name on Schedule A.

(d) Voting Power. The Owned Shares are not, with respect to the voting or transfer thereof, subject to any other agreement, including any voting agreement, stockholders agreement, irrevocable proxy or voting trust, [other than that certain Amended and Restated Stockholder Rights Agreement, dated as of November 10, 2010, by and among the Company and the other parties thereto].

(e) Absence of Litigation. Except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the Stockholder’s ability to timely perform the Stockholder’s obligations under this Agreement: (i) there is no Legal Proceeding pending or, to the knowledge of the Stockholder, threatened against or relating to the Stockholder; (ii) the Stockholder is not subject to any outstanding judgment, order, writ, injunction or decree; and (iii) the Stockholder has not received any written notification of, and to the knowledge of such Stockholder there is no, investigation by any Governmental Body involving the Stockholder or any of the assets or properties of Stockholder.

(f) Brokers. None of Parent, Purchaser or the Company will be responsible for any brokerage, finder’s financial advisor’s or other fee or commission payable to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Stockholder.

3. Additional Covenants of the Stockholder. The Stockholder hereby covenants and agrees that:

(a) Restrictions on Transfer.

(i) While this Agreement is in effect, at any time prior to termination of the Offer, the Stockholder shall not, other than as may be specifically required by a court order or, if Stockholder is an individual, as a result of the death of Stockholder: (i) assign or otherwise dispose of, or enter into any contract, option or other agreement providing for the sale, transfer, pledge, encumbrance, assignment or other disposition of, or limitation on the voting rights of, any of the Owned Shares (any such action, a “Transfer”), or (ii) grant any proxies or powers of attorney, deposit any Owned Shares into a voting trust or enter into a voting agreement with respect to any Owned Shares. Any attempt by the Stockholder to Transfer the Owned Shares or any interest therein in violation of this Section 3(a)(i) shall be null and void.

(ii) While this Agreement is in effect, if any shares of Common Stock are acquired by the Stockholder or any of Stockholder’s Affiliates after the date hereof, then the terms of this Agreement shall apply to such shares immediately following the effectiveness of such event.

(iii) Notwithstanding the foregoing clause (i), Stockholder may transfer shares of Common Stock held by Stockholder to any Affiliate of such Stockholder, or if Stockholder is an individual, to any member of Stockholder’s immediate family or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family; provided that a transfer referred to in this sentence shall be permitted only if, as a precondition to such transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement.

(b) Agreement to Vote. Subject to the terms of this Agreement, the Stockholder (in Stockholder’s capacity as such) hereby irrevocably and unconditionally agrees that, during the time this Agreement is in effect, at any annual or special meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the stockholders of the Company, the Stockholder shall, in each case to the fullest extent that the Stockholder’s Owned Shares are entitled to vote thereon: (i) appear at each such meeting or otherwise cause all such Owned Shares to be counted as present thereat for purposes of determining a quorum; and (ii) be present (in person or by proxy) and vote (or cause to be voted), or deliver (or cause to be delivered) a written consent with respect to, all of Stockholder’s Owned Shares (A) against any action or agreement that would reasonably be expected to (1) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of the Stockholder contained in this Agreement or (2) result in any of the conditions set forth in Section 7 or Annex I of the Merger Agreement not being satisfied on or before the End Date, (B) against any Acquisition Proposal, and (C) against any other action, agreement or transaction involving the Company that is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, adversely affect or prevent the consummation of the Offer or the Merger or the other transactions contemplated by the Merger Agreement, including: (x) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company (other than the Merger), or sale of all or substantially all of the assets of the Company; or (y) any liquidation, dissolution, recapitalization, restructuring or other reorganization of the Company. Subject to the proxy granted under Section 3(c), the Stockholder shall retain at all times the right to vote the Owned Shares in such Stockholder’s sole discretion, and without any other limitation, on any matters other than those set forth in this Section 3(b) that are at any time or from time to time presented for consideration to the Company’s stockholders generally.

(c) Irrevocable Proxy. Stockholder hereby revokes any and all previous proxies granted with respect to the Stockholder’s Owned Shares. Solely with respect to the matters described in Section 3(b), for so long as this Agreement has not been validly terminated in accordance with its terms, the Stockholder (in Stockholder’s capacity as such) hereby irrevocably appoints Parent as its attorney and proxy with full power of substitution and resubstitution, to the full extent of the Stockholder’s voting rights with respect to all the Stockholder’s Owned Shares (which proxy is irrevocable and which appointment is coupled with an interest, including for purposes of Section 212 of the DGCL) to vote, and to execute written consents with respect to, all the Stockholder’s Owned Shares solely on the matters described in Section 3(b), and in accordance therewith. The Stockholder agrees to execute any further agreement or form reasonably necessary or appropriate to confirm and effectuate the grant of the proxy contained herein. Such proxy shall automatically terminate upon the valid termination of this Agreement in accordance with its terms. Parent may terminate this proxy with respect to the Stockholder at any time at its sole election by written notice provided to the Stockholder. The proxy granted by Stockholder shall be automatically revoked without any further action by the Stockholder, the Company, any Purchaser Party or any other party upon termination of this Agreement in accordance with its terms.

(d) No Inconsistent Obligations. Except as provided hereunder or under the Merger Agreement, Stockholder (in Stockholder’s capacity as such) shall not, directly or indirectly (including through any Affiliates), take or permit any other action that would reasonably be expected to prevent or materially delay the Stockholder’s ability to timely perform the Stockholder’s obligations under this Agreement. Nothing in this Agreement shall be construed to prohibit Stockholder or any of Stockholder’s Representatives who is an officer or member of the Company Board from taking any action solely in his or her capacity as an officer or member of the Company Board or from taking any action with respect to any Acquisition Proposal or Company Adverse Change Recommendation solely in their capacity as such an officer or director.

(e) Waiver of Appraisal and Dissenter’s Rights. The Stockholder hereby forever waives and agrees not to exercise any rights (including under Section 262 of the DGCL) to demand appraisal of any shares of Company Common Stock Beneficially Owned by Stockholder or rights to dissent from the Merger in respect of the Owned Shares that may arise in connection with the Merger.

(f) Documentation and Information. Subject to the terms of this Agreement, during the time this Agreement is in effect, the Stockholder (in Stockholder’s capacity as such)shall not make any public announcement regarding this Agreement and the transactions contemplated hereby without the prior written consent of Parent (such consent not to be unreasonably withheld), except as may be required by applicable Legal Requirements (provided that reasonable notice of any such disclosure will be provided to Parent). The Stockholder (i) consents to and hereby authorizes the Purchaser Parties and the Company to publish and disclose in documents and schedules filed with the SEC (including in the Schedule TO, the Schedule 14D-9 or any other publicly filed documents relating to the Merger, the Offer or any other transaction contemplated by the Merger Agreement), and any other disclosure document that Parent or Purchaser reasonably determines to be necessary in connection with the Offer, the Merger and any transactions contemplated by the Merger Agreement: (a) the Stockholder’s identity, (b) Stockholder’s beneficial ownership of the Owned Shares, (c) the existence of this Agreement, (d) the nature of the Stockholder’s commitments and obligations under this Agreement, including by filing this Agreement or a form hereof with the SEC or any other Governmental Body. The Stockholder and (ii) agrees to promptly notify Parent of any required corrections with respect to any written information supplied by the Stockholder specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect.

(g) Waiver of Certain Actions. The Stockholder hereby agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against the Company, Parent, Purchaser or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the making or consummation of the Offer or consummation of the Merger, including any Legal Proceeding: (i) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Closing) or (ii) alleging a breach of any duty of the Company Board in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby.

(h) No Solicitation. Subject to the terms of this Agreement, during the time this Agreement is in effect, the Stockholder (in Stockholder’s capacity as such) shall not, and shall not authorize or permit the Stockholder’s Representatives to, directly or indirectly, (i) solicit, initiate, knowingly facilitate or knowingly encourage (including by way of providing any non-public information relating to any Acquired Entity) the submission or announcement of any inquiries, proposals or offers that constitute or would reasonably be expected to lead to any Acquisition Proposal, (ii) participate or engage in any discussions or negotiations with any Person with respect to any Acquisition Proposal or potential Acquisition Proposal, (iii) otherwise cooperate with or assist or participate in any such inquiries, proposals, offers, discussions or negotiations (including furnishing any non-public information relating to any Acquired Entity in connection therewith) or (iv) enter into any merger agreement, letter of intent, agreement in principle, purchase agreement or similar Contract relating to an Acquisition Proposal. The Stockholder shall, and shall cause the Stockholder’s Representatives to, immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Third Party that may be ongoing with respect to any Acquisition Proposal or potential Acquisition Proposal.

4. Termination of this Agreement. This Agreement shall terminate and shall have no further force or effect as of the first to occur of: (a) the mutual written agreement of Parent and Stockholder, (b) the termination of the Merger Agreement in accordance with its terms, (c) the Offer Acceptance Time, (d) as to Stockholder, the date of any modification, waiver or amendment of the Merger Agreement in a manner that reduces the Offer Price or changes the form of consideration payable thereunder to Stockholder, unless such modification, waiver or amendment is consented to by Stockholder and (e) the occurrence of a Company Adverse Change Recommendation in accordance with the terms of the Merger Agreement.

Notwithstanding the foregoing, nothing set forth in this Section or elsewhere in this Agreement shall relieve any party hereto from liability, or otherwise limits the liability of any party hereto, for any knowing and intentional material breach of this Agreement.

5. Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, that this Agreement shall not, for the avoidance of doubt, modify any terms of the Merger Agreement. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or entity not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, that, the Company shall be an express third party beneficiary of this Agreement solely with respect to the performance of the obligations of the Stockholder under this Agreement and shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of such obligations under this Agreement in accordance with Section 7. This Agreement shall not be assigned by operation of law or otherwise and shall be binding upon and inure solely to the benefit of each party hereto.

6. Amendments; Waiver. This Agreement may be amended by the parties hereto, and the terms and conditions hereof may be waived, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

7. Applicable Legal Requirements; Jurisdiction; Specific Performance; Remedies.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Subject to Section 7(c), in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties hereto irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware, (it being agreed that the consents to jurisdiction and venue set forth in this Section 7(a) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 7(a) and shall not be deemed to confer rights on any individual or entity other than the parties hereto). The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(b) The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Subject to the following sentence, the parties acknowledge and agree that (i) the parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 7(a) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (ii) the right of specific performance is an integral part of the transactions contemplated by this Agreement and without that right, no Purchaser Party or the Stockholder would have entered into this Agreement. Each of the parties hereto agrees that such party will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties hereto have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 7(b) shall not be required to provide any bond or other security in connection with any such order or injunction.

(c) EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.

8. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by PDF shall be sufficient to bind the parties to the terms and conditions of this Agreement.

9. Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

10. Action in Stockholder’s Capacity Only. Stockholder, if a director or officer of the Company, does not make any agreement or understanding herein as a director or officer of the Company. Stockholder signs this Agreement solely in Stockholder’s capacity as a beneficial owner of the shares of Common Stock beneficially owned by Stockholder, and not in such Stockholder’s capacity as a director, officer or employee of the Company. Nothing herein shall limit or affect any actions taken in Stockholder’s capacity as an officer or director of the Company, including complying with or exercising such Stockholder’s fiduciary duties as a member of the Company Board.

11. No Ownership Interest. All rights, ownership and economic benefits of and relating to the shares of Common Stock beneficially owned by Stockholder at a given time shall remain vested in and belong to Stockholder as of such time, and Parent shall have no authority to exercise any power or authority to direct Stockholder in the voting of any of the shares of Common Stock beneficially owned by Stockholder, except as otherwise specifically provided herein, or in the performance of Stockholder’s duties or responsibilities as a stockholder of the Company.

12. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

13. Further Assurances. The Stockholder (in its capacity as such) shall execute and deliver, or cause to be executed and delivered, all further documents and instruments and use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements and regulations, to perform the Stockholder’s obligations under this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

ZIFF DAVIS, LLC

By:

Name:

Title:

PROJECT ECHO ACQUISITION CORP.

By:

Name:

Title:

[THE STOCKHOLDER]

By:

Name:

Title:

Print Name:

Schedule A

Stockholdings in the Company held by the Stockholder

[To be completed.]